                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Paging Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 [PAGENET LOGO]
                              PAGING NETWORK, INC.

                                                                  April 12, 1999

Dear Fellow Shareowner:

     You are cordially invited to attend PageNet's Annual Meeting of Shareowners to be held at 11:00 A.M., Central Daylight Time, on Wednesday, May 19, 1999, at the offices of Bank of America - Illinois, 231 South La Salle Street, 21st Floor, Chicago, Illinois.

     This year you are being asked to elect three directors. Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote "FOR" Proposal No. 1.

     At the meeting, I will also report on PageNet's affairs on behalf of the Board of Directors and a discussion period will be provided for questions and comments.

     The Board of Directors appreciates and encourages shareowner participation in PageNet's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

     On behalf of the Board of Directors, our colleagues and myself, thank you for being a PageNet shareowner.

                                          Very truly yours,

                                          JOHN P. FRAZEE, JR.
                                          Chairman, President &
                                          Chief Executive Officer

                                 [PAGENET LOGO]
                              PAGING NETWORK, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                                                                   Dallas, Texas
                                                                  April 12, 1999

     The Annual Meeting of Shareowners of Paging Network, Inc. (the "Company") will be held at the offices of Bank of America - Illinois, 231 South La Salle Street, 21st Floor, Chicago, Illinois, on Wednesday, May 19, 1999, at 11:00 A.M., Central Daylight Time, for the following purposes:

     1. To elect three Class II directors of the Company to serve until the 2002 Annual Meeting of Shareowners.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Shareowners of record at the close of business on March 19, 1999, will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Shareowners are requested to complete, date and return the enclosed form of proxy in the envelope provided. No postage is required if mailed in the United States.

                                            RUTH WILLIAMS
                                            Senior Vice President, General
                                            Counsel
                                            and Assistant Secretary

                                 [PAGENET LOGO]
                              PAGING NETWORK, INC.
                               14911 QUORUM DRIVE
                              DALLAS, TEXAS 75240

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share ("Common Stock"), of Paging Network, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareowners to be held on May 19, 1999 (the "Annual Meeting"), or at any adjournment or postponement thereof, pursuant to the accompanying Notice of Annual Meeting of Shareowners. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareowners. The Board of Directors knows of no other business that will come before the meeting.

     This Proxy Statement and proxies for use at the meeting will be mailed to shareowners on or about April 12, 1999, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or other employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company. In addition, to assist in the solicitation of proxies, the Company has retained Innisfree M&A Incorporated, whose fees are expected to be approximately $10,000 (plus out-of-pocket expenses).

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the meeting and a return envelope for the proxy are enclosed. Shareowners may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Senior Vice President, General Counsel and Assistant Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal No. 1 as set forth in the accompanying Notice of Annual Meeting of Shareowners and in accordance with their best judgment on any other matters that may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only shareowners of record at the close of business on March 19, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company had outstanding on March 19, 1999, 103,959,140 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Shares represented by executed proxies which abstain from one or all matters to be acted upon at the meeting and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented and actually voted at the meeting is required for the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information, as of March 19, 1999 except where noted, regarding the beneficial ownership of the Company's Common Stock of
(i) each person known to the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) the Company's Chief Executive Officer and those persons who were, at December 31, 1998, the other four most highly compensated executive officers of the Company and its subsidiaries, and
(iii) all present executive officers and directors of the Company as a group. For comparable information with respect to the directors, see "PROPOSAL NO.
1 -- ELECTION OF THREE DIRECTORS" on pages 3-5.

                                                               AMOUNT AND
                                                               NATURE OF       PERCENTAGE
                                                               BENEFICIAL    OF OUTSTANDING
                  NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)    COMMON STOCK
                  ------------------------                    ------------   --------------
Capital Research & Management Company.......................   6,730,000(2)        6.5%
  333 South Hope Street, Los Angeles, CA 90071
Strong Capital Management, Inc..............................   6,301,510(3)        6.1%
  100 Heritage Reserve, Menomonee Falls, WI 53051
John P. Frazee, Jr..........................................     672,970(4)      *
Mark A. Knickrehm...........................................     133,000(5)      *
Edward W. Mullinix, Jr......................................     134,000(6)      *
William G. Scott............................................      86,642(7)      *
Ruth Williams...............................................      73,000(8)      *
All present executive officers & directors as a group (21
  persons)..................................................   3,141,623(9)        3.0%

---------------

 *  Less than 1%.

(1) Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed. Includes options vested and exercisable as of March 19, 1999 or within 60 days after such date.

(2) Information has been obtained from Form 13G filing by Capital Research & Management Company, as of February 8, 1999.

(3) Information has been obtained from Form 13G filing by Strong Capital Management, Inc., as of February 11, 1999.

(4) Includes 538,300 shares subject to vested and exercisable options.

(5) Includes 133,000 shares subject to vested and exercisable options.

(6) Includes 133,000 shares subject to vested and exercisable options.

(7) Includes 76,642 shares subject to vested and exercisable options.

(8) Includes 63,000 shares subject to vested and exercisable options.

(9) Includes 1,585,201 shares subject to vested and exercisable options.

                 PROPOSAL NO. 1 -- ELECTION OF THREE DIRECTORS

     Three directors are to be elected at the meeting to serve as Class II directors of the Company until the 2002 Annual Meeting of Shareowners and until their successors shall have been duly elected and qualified. In the event that any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

     The directors of the Company, including the nominees for election, their ages, the year in which each first became a director, the class of director and expiration of term, their principal occupations or employment during the past five years, any other public companies of which they are a director and the number and percentage of outstanding shares of Common Stock beneficially owned by each as of March 19, 1999, are set forth below:

NOMINEES:

                                     YEAR                                          AMOUNT AND
                                    FIRST                                          NATURE OF     PERCENTAGE OF
                                    BECAME           PRINCIPAL OCCUPATION          BENEFICIAL     OUTSTANDING
         DIRECTOR            AGE   DIRECTOR       DURING THE PAST FIVE YEARS      OWNERSHIP(1)   COMMON STOCK       CLASS
         --------            ---   --------   ----------------------------------  ------------   -------------   ------------
Jeffrey M. Cunningham......  46      1998     President of Planet Direct, a           18,000(2)     *            Class II
                                              majority-owned subsidiary of CMGI,                                 (Term
                                              Inc., an internet media company,                                   Expires
                                              since December 1998. Previously                                    2002)
                                              Mr. Cunningham served as President
                                              and Chief Executive Officer of
                                              Knowledge Universe, an internet
                                              media company, from July 1998
                                              through December 1998. From June
                                              1993 through July 1998, Mr.
                                              Cunningham was the Group Pub-
                                              lisher for Forbes, Inc. He also
                                              serves on the boards of
                                              Countrywide Credit, Inc., Data
                                              General Corp., and Schindler
                                              Holdings.(12)(13)
Robert J. Miller...........  54      1999     From 1989 to January 1999, Mr.           9,000(3)     *            Class II
                                              Miller served as the Governor of                                   (Term
                                              Nevada. Upon his retirement from                                   Expires
                                              the Office of Governor, Mr. Miller                                 2002)
                                              became a partner in the law firm
                                              of Jones Vargas in Las Vegas,
                                              Nevada. He is also a member of the
                                              board of Newmont Mining Corpora-
                                              tion and Zenith National Insurance
                                              Corp.
Carl D. Thoma..............  50      1981     Co-Founder and Managing Partner of   1,418,367(4)      1.4%        Class II
                                              Thoma Cressey Equity Partners,                                     (Term
                                              successor to Golder, Thoma,                                        Expires
                                              Cressey, Rauner, Inc., an                                          2002)
                                              investment firm co-founded by Mr.
                                              Thoma in 1980. Mr. Thoma also
                                              serves as a director of Global
                                              Imaging Systems, Inc. and National
                                              Equipment Services,
                                              Inc.(13)(14)(15)

CONTINUING DIRECTORS:

                                     YEAR                                          AMOUNT AND
                                    FIRST                                          NATURE OF     PERCENTAGE OF
                                    BECAME           PRINCIPAL OCCUPATION          BENEFICIAL     OUTSTANDING
         DIRECTOR            AGE   DIRECTOR       DURING THE PAST FIVE YEARS      OWNERSHIP(1)   COMMON STOCK       CLASS
         --------            ---   --------   ----------------------------------  ------------   -------------   ------------
Richard C. Alberding.......  68      1994     Executive Vice President of             38,307(5)     *            Class III
                                              Hewlett-Packard Co. and other                                      (Term
                                              management positions from                                          Expires
                                              1958-1991. Mr. Alberding also                                      2000)
                                              serves as a director of Digital
                                              Microwave Corporation, Kennametal,
                                              Inc., Quickturn Design Systems,
                                              Inc., Digital Link Corp., Sybase,
                                              Inc., Walker Interactive Systems,
                                              Inc. and JLK Direct,
                                              Inc.(11)(12)(14)
Hermann Buerger............  55      1998     Executive Vice President and            41,810(6)     *            Class I
                                              General Manager of North American                                  (Term
                                              operations for Commerzbank AG                                      Expires
                                              since 1989. Mr. Buerger also                                       2001)
                                              serves as a director of Security
                                              Capital Group, Inc. and United
                                              Dominion Industries.(11)(14)(15)
Gary J. Fernandes..........  55      1999     Managing General Partner of              9,000(7)     *            Class III
                                              Convergent Partners, LLC, a                                        (Term
                                              private equity capital investment                                  Expires
                                              firm, since January 1999. Vice                                     2000)
                                              Chairman and other management
                                              positions of Electronic Data
                                              Systems Corporation from 1969-
                                              1999. Mr. Fernandes also serves as
                                              a director of 7-Eleven Inc. and
                                              John Wiley & Sons, Inc.
John P. Frazee, Jr.........  54      1995     Chairman, President and Chief          672,970(8)     *            Class I
                                              Executive Officer of the Company                                   (Term
                                              since August 4, 1997; private                                      Expires
                                              investor from August 1993 to                                       2001)
                                              August 1997; President and Chief
                                              Operating Officer of Sprint
                                              Corporation from March 1993 to
                                              August 1993; Chairman and Chief
                                              Executive Officer of Centel
                                              Corporation, a telecommunications
                                              company, from April 1988 to
                                              January 1993. Mr. Frazee also
                                              serves as a director of Dean Foods
                                              Company, Nalco Chemical Company,
                                              Inc., Security Capital Group, Inc.
                                              and Homestead Village,
                                              Incorporated. (14)(15)
John S. Llewellyn, Jr......  64      1997     Chief Executive Officer of Ocean        18,437(9)     *            Class I
                                              Spray Cranberries, Inc. and other                                  (Term
                                              positions from 1982-1997, at which                                 Expires
                                              time he retired. Mr. Llewellyn                                     2001)
                                              also serves as a director of Dean
                                              Foods Company.(13)(15)
Lee M. Mitchell............  55      1991     Partner in Thoma Cressey Equity         71,621(10)    *            Class III
                                              Partners, successor to Golder,                                     (Term
                                              Thoma, Cressey, Rauner, Inc., an                                   Expires
                                              investment firm for which Mr.                                      2000)
                                              Mitchell has served as a principal
                                              since 1994. Mr. Mitchell also
                                              serves as a director of the
                                              Chicago Stock
                                              Exchange.(11)(12)(14)

---------------

  *  Less than 1%.

 (1) Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed. Includes options vested and exercisable as of March 19, 1999 or within 60 days of such date.

 (2) Mr. Cunningham's holdings include 18,000 shares subject to vested and exercisable options.

 (3) Mr. Miller's holdings include 9,000 shares subject to vested and exercisable options.

 (4) Mr. Thoma's holdings include 63,000 shares subject to vested and exercisable options.

 (5) Mr. Alberding's holdings include 36,000 shares subject to vested and exercisable options.

 (6) Mr. Buerger's holdings include 18,000 shares subject to vested and exercisable options.

 (7) Mr. Fernandes' holdings include 9,000 shares subject to vested and exercisable options.

 (8) Mr. Frazee's holdings include 538,300 shares subject to vested and exercisable options.

 (9) Mr. Llewellyn's holdings include 18,000 shares subject to vested and exercisable options.

(10) Mr. Mitchell's holdings include 63,000 shares subject to vested and exercisable options.

(11) Member of Audit Committee of the Board of Directors.

(12) Member of Board Affairs Committee of the Board of Directors.

(13) Member of Compensation and Management Development Committee of the Board of Directors.

(14) Member of the Executive Committee of the Board of Directors.

(15) Member of the Finance Committee of the Board of Directors.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee that consists of 4 members who are not employees of the Company. The Committee meets regularly with the Company's financial management, internal auditors and independent public accountants to oversee the financial reporting process and internal accounting controls and to serve as a direct line of communication among the Company's Board of Directors, its financial management, internal auditors and independent public accountants. The Committee recommends the engagement or termination of the Company's independent public accountants; reviews the scope of and results of each external and internal audit of the Company; and reviews and monitors the compensation and independence of, and the performance of non-audit services by, the Company's independent public accountants. Both the internal auditors and the independent public accountants have unrestricted access to the Audit Committee and meet regularly with the Audit Committee, without senior management representatives present. The Audit Committee met six times during 1998.

     The Board of Directors has a Compensation and Management Development Committee that consists of 4 members who are not employees of the Company. The Committee is responsible for granting stock options to the Company's employees and otherwise administering the Company's stock-based plans, retirement plans and health and benefit plans. The Committee also is responsible for periodically reviewing and setting the salary and bonus compensation for the Company's President and Chief Executive Officer and other executive officers. The Committee also reviews the Company's compensation and bonus programs and employee benefit plans to ensure that the Company attracts, retains and develops well-qualified employees. The Compensation and Management Development Committee met seven times during 1998.

     The Board of Directors has a Board Affairs Committee that consists of 4 members. The Committee is responsible for assisting in the recruitment and recommendation of candidates for all directorships to be filled by the shareowners or the Board, including nominees to fill vacancies, and recommending the number of members of the Board. The Committee also develops plans and proposals for management succession with respect to the Company's President and Chief Executive Officer, evaluates individual director performance and overall Board performance and periodically evaluates the Company's corporate governance process. The Board Affairs Committee met twice during 1998.

     The Board of Directors has a Finance Committee that consists of 5 members. The Committee is responsible for oversight of the Company's financial position and guidance of financial management with respect to the Company's capital structure and expenditures; short and long-term financing plans, programs, budgets and alternatives; investor relations activities; insurance programs; tax management; and related matters. The Finance Committee met twice during 1998.

     The Board of Directors has an Executive Committee that consists of 5 members. The Chairman of this Committee is the Chairman of the Board of Directors. The Committee manages the business and affairs of the Company with respect to any matter that may require action prior to the next meeting of the Board of Directors, if such action is not inconsistent with specific directions provided to the Committee by the Board of Directors. The Executive Committee did not meet during 1998.

     During 1998, the Board of Directors held six regularly scheduled meetings and met five times by telephone conference. Each director attended more than seventy-five percent (75%) of the Board meetings and the meetings of Board committees on which he served, with the exception of Messrs. Alberding, Cressey and Wilkens, who attended 63%, 54% and 72% of Board and committee meetings, respectively. Mr. Cressey retired from the Board of Directors on March 17, 1999. Mr. Wilkens will retire from service on the Board of Directors when his current term expires at PageNet's 1999 Annual Meeting of Shareowners.

COMPENSATION OF DIRECTORS

     Directors who are full-time officers of the Company receive no additional compensation for serving on the Board of Directors or its committees. Directors who are not full-time officers receive an annual retainer of $20,000, plus $1,500 for each attended meeting of the Board of Directors, $1,000 for each teleconference meeting of the Board of Directors and reimbursement for traveling costs and other out-of-pocket expenses incurred in attending such meetings. Directors who serve on one or more of the committees of the Board of Directors receive $5,000 per year for their service. Directors who serve as chairman of one or more of these committees receive an additional $5,000 per year.

     In addition, pursuant to the Company's Amended and Restated 1992 Director Compensation Plan (the "Directors Plan"), each non-employee director is granted an option, following his initial election as a director, to purchase 45,000 shares of Common Stock. The option exercise price is the fair market value of the Common Stock on the date of grant. The options granted become exercisable in five equal annual installments so long as the person remains a director of the Company. In addition to these initial grants, subsequent grants of options to purchase an additional 45,000 shares of Common Stock are made to each eligible director on the date immediately following the date that the option most recently granted such director under the Directors Plan becomes exercisable in full. The exercise price for these options is also the fair market value of the underlying Common Stock on the date of grant. Such additional options will become exercisable in five equal annual installments so long as the person remains a director of the Company.

     The Directors Plan also provides that by January 1 of each calendar year, a director may waive his rights to payment of his cash retainer and meeting fees for that year and receive, in lieu thereof, either: (i) during the year or at a future date selected by the director, that number of shares of Common Stock having a value (calculated based on the market value of the Common Stock on the date of each meeting during the year) equal to the dollar amount of the annual retainer, meeting and other fees due for such year, (ii) at a future date selected by the director, a cash payment equal to the appreciated value of the dollar amount of the annual retainer, meeting and other fees due for such year as if such amounts had been placed in an interest-bearing account, or (iii) an option to purchase shares having a value under the Black-Scholes pricing model (see footnote 2 on page 10) equal to the dollar amount of the annual retainer, meeting and other fees due for such year, which grants would become exercisable as to one-twelfth of the shares covered by each on the last day of each calendar month ending after grant. With respect to 1998, each director waived his rights to cash payments and elected to receive deferred shares of Common Stock, or phantom stock units, instead. Messrs. Alberding, Buerger, Cressey, Fernandes, Llewellyn, Mitchell and Thoma have elected to continue to defer their compensation to phantom stock units in 1999. Messrs. Cunningham and Miller have elected to receive their 1999 compensation in cash and Mr. Wilkens has elected to receive shares of Common Stock.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREOWNERS AND RECOMMENDS A VOTE "FOR" THE THREE NAMED CANDIDATES STANDING FOR ELECTION.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The members of the Compensation Committee for 1998, Messrs. Cunningham, Llewellyn, Thoma and Wilkens, are pleased to present their report on executive compensation.

     Compensation Philosophy and Objectives. The guiding principle considered in the development and administration of annual and long-term compensation plans is to align the interests of executive management with those of the Company's four constituencies: its shareowners, its customers, its employees, and the communities it serves. The key elements that underscore this principle are the following:

          1. Establishing compensation plans which deliver cash compensation that is commensurate with the Company's performance relative to operating, financial and strategic objectives, all of which are regularly reviewed and approved by the Compensation Committee and the Board of Directors;

          2. Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners as well as employees;

          3. Establishing criteria for determination of annual cash compensation awards which appropriately balance financial performance, customer service levels, community service, and leadership and management development; and

          4. Establishing total cash compensation targets above market averages to ensure the Company's ability to attract and retain world-class executive talent.

     Bonuses may be granted to certain executives of the Company solely within the discretion of the Compensation Committee and the Board of Directors, and such bonuses have been wide-ranging, with up to 75% of the executive's base salary payable as a bonus in recognition of particularly outstanding achievement. The Company's bonus plan rewards executives for both overall Company performance and the executive's individual performance in serving the Company's four constituencies.

     The Company's long-term incentive program consists of stock options granted pursuant to the 1991 Stock Option Plan. The stock option grants historically have been made at the fair market value of the Common Stock on the date of grant and become exercisable over a period of years. Through grants under the 1991 Stock Option Plan, executives receive significant equity opportunity that provides an incentive to build long-term shareowner value.

     1998. For 1998, the executive compensation program consisted of base salary, a bonus plan based on the factors described above and stock options that generally become exercisable over a period of time from the date of grant.

     The compensation program was highly dependent upon bonus payouts based upon performance. The Company's performance during 1998 met or exceeded expectations in most, but not all, categories. This performance was reflected in the level of bonus payouts to the executive officers.

     Mr. Frazee was hired as Chairman, President and Chief Executive Officer effective August 4, 1997. Mr. Frazee's compensation package, including his stock options and bonus opportunity, was negotiated with him at the time of his hiring on the basis of his previous compensation and competitive factors at the time. Consistent with the Company's policies, a significant portion of his cash compensation for 1998 was payable as a bonus based upon his performance and that of the Company as a whole. In addition, stock options were granted to him along with other executives.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation would not be subject to the deduction limit if certain requirements were met. The Company believes that options granted under its stock option plans are exempt from the limitations and that, except with respect to Mr. Frazee, other compensation expected to be paid during 1999 will be below the compensation limitations.

     Option Vesting Upon Sale of the Company. As described in footnote 1 to the table entitled "Option Grants in 1998" on page 10, under certain circumstances all options, including those granted to the five most highly compensated executive officers of the Company, become immediately vested and exercisable in full in the event of certain mergers or acquisitions or a sale of all or substantially all of the Company's assets or capital stock.

     Summary. The Company's philosophy is that total compensation programs for its Chief Executive Officer and other executives should be established by the same process used for its other salaried employees, except that: (1) executives should have a greater portion of their compensation at risk than other employees, (2) a large portion of executive compensation should be tied directly to the performance of the business, and (3) executives should share in the same risks and rewards as do shareowners of the Company.

     We, the members of the Compensation Committee of the Board, believe that the Company's compensation practices have been successful in retaining and motivating qualified executives. We will continue to monitor the effectiveness and appropriateness of each of the components to reflect changes in the business environment.

                                          CARL D. THOMA, Chairman
                                          JEFFREY M. CUNNINGHAM
                                          JOHN S. LLEWELLYN, JR.
                                          ROY A. WILKENS

RECENT SENIOR MANAGEMENT ADDITIONS AND CHANGES

     Mark A. Knickrehm joined the Company as Executive Vice President and Chief Financial Officer on February 4, 1998. On February 4, 1998, the Board of Directors elected Edward W. Mullinix, Jr., to the new position of Executive Vice President of Operations. Lynn A. Bace joined the Company as Senior Vice President of Marketing on August 19, 1998 and was promoted to Executive Vice President of Sales & Marketing on December 16, 1998.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid by the Company and its subsidiaries for services rendered in all capacities for the years ended December 31, 1998, 1997 and 1996 of (i) the Company's Chief Executive Officer, (ii) those persons who were, at December 31, 1998, the other four most highly compensated executive officers of the Company and its subsidiaries, and (iii) Lynn A. Bace, Executive Vice President -- Sales and Marketing of the Company (the "Named Officers"). The Company believes that Ms. Bace would have been one of the Named Officers had she been employed as an Executive Vice President for the entire year and has chosen to list her among the Named Officers. Positions indicated are as of March 19, 1999.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                      ------------------------
                                             ANNUAL                   RESTRICTED    SECURITIES
                                          COMPENSATION                  STOCK       UNDERLYING
                               -----------------------------------      AWARDS       OPTIONS        ALL OTHER
                               YEAR   SALARY      BONUS     OTHER        ($)         (SHARES)    COMPENSATION(1)
                               ----   -------    -------   -------    ----------    ----------   ---------------
John P. Frazee, Jr...........  1998   671,875    430,000   115,246(2)       --       100,000          2,333
  Chairman, President          1997   279,571(3) 150,000    50,938(4)  100,000(5)    600,000         20,000(6)
  & Chief Executive Officer    1996        --         --        --          --            --         16,250(6)
Mark A. Knickrehm(7).........  1998   266,036    230,000(8)      --         --       300,000             --
  Executive Vice President
  & Chief Financial Officer
Edward W. Mullinix, Jr.(9)...  1998   247,916    120,000    43,158(10)       --       50,000          3,750
  Executive Vice President --  1997    45,337     60,000        --                   250,000
  Operations
William G. Scott.............  1998   224,583     72,000        --          --        20,000          5,000
  Senior Vice President        1997   215,000     80,000        --      55,313(11)   113,464          4,750
  Systems and Technology       1996   172,982     75,000     8,942(12)       --           --             --
Ruth Williams................  1998   220,000     74,800        --          --        20,000          3,123
  Senior Vice President        1997   143,333(13)  58,000  115,250(12)       --      125,000             --
  & General Counsel
Lynn A. Bace(14).............  1998    93,750     51,000        --          --       250,000             --
  Executive Vice President --
  Sales & Marketing

---------------

 (1) Except where noted, represents Company matching contributions to the Company's 401(k) Plan.

 (2) Includes housing allowance of $66,158.

 (3) Annual compensation for 1997, represents compensation for the period from August 4, 1997, when he became Chairman, President & Chief Executive Officer of the Company, through December 31, 1997.

 (4) Includes payment of $23,214 to defray expenses associated with relocation to the Dallas, Texas area.

 (5) Represents the fair market value on the date of grant of 11,510 shares of the Company's Common Stock awarded to Mr. Frazee on August 4, 1997.

 (6) Represents compensation for services rendered as a non-employee director of the Company.

 (7) Mr. Knickrehm became an employee and Executive Vice President and Chief Financial Officer of the Company on February 4, 1998; annual compensation represents compensation for the period from this date through year-end.

 (8) Includes a $100,000 employment bonus and $130,000 paid as an annual bonus for performance in 1998.

 (9) Mr. Mullinix joined the Company on November 3, 1997 as Senior Vice President of Strategic Planning, and was promoted to Executive Vice President - Operations of the Company on February 4, 1998.

(10) Includes payment of $41,589 made to Mr. Mullinix to defray expenses associated with relocation to the Dallas, Texas area.

(11) Represents the fair market value on the date of grant of 5,000 shares of the Company's Common Stock awarded to Mr. Scott on February 2, 1997, vesting at the rate of 20% per year beginning on February 2, 1998 through 2002, contingent upon meeting certain performance goals.

(12) Represents payments made to defray expenses associated with relocation to the Dallas, Texas area.

(13) Annual compensation for 1997, represents compensation for the period from May 1, 1997, when Ms. Williams became Senior Vice President and General Counsel of the Company, through December 31, 1997.

(14) Annual compensation for 1998 represents compensation for the period from August 19, 1998 when Ms. Bace became Senior Vice President of Marketing through December 31, 1998. On December 16, 1998, Ms. Bace was elected to the position of Executive Vice President -- Sales and Marketing.

OPTION GRANTS IN 1998

     The following table sets forth further information on grants of options to purchase the Company's Common Stock during the year ended December 31, 1998, to the Named Officers. This information is also reflected in the table entitled "Summary Compensation Table" on page 9.

                                        NUMBER OF    PERCENTAGE
                                       SECURITIES     OF TOTAL
                                       UNDERLYING     OPTIONS
                                         OPTIONS     GRANTED TO    OPTION                 GRANT DATE
                                         GRANTED     EMPLOYEES    EXERCISE   EXPIRATION    PRESENT
                NAME                   (SHARES)(1)    IN 1998      PRICE        DATE       VALUE(2)
                ----                   -----------   ----------   --------   ----------   ----------
John P. Frazee, Jr...................    100,000        2.0%      $12.9375    01/29/08    $  730,000
Mark A. Knickrehm....................    300,000        5.9%      $12.9375    02/04/08    $2,192,100
Edward W. Mullinix, Jr...............     50,000        1.0%      $12.9375    01/29/08    $  365,000
William G. Scott.....................     20,000          *       $12.9375    01/29/08    $  146,000
Ruth Williams........................     20,000          *       $12.9375    01/29/08    $  146,000
Lynn A. Bace.........................    250,000        4.9%      $ 9.5625    08/19/08    $1,372,000

---------------

 *  Less than 1%.

(1) All options are exercisable only so long as employment continues or within limited periods following termination of employment. Except as otherwise determined by the Compensation Committee, if the Company is merged or consolidated into a new surviving company and the holders of the Company's voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own less than 65% of the ordinary voting power to elect directors of the new surviving company (on a fully-diluted basis), or if there is a sale of all or substantially all of the Company's assets or capital stock in any transaction or series of related transactions, then (i) ten business days before any such occurrence, the options shall become immediately vested and exercisable in full and (ii) upon such occurrence, will terminate to the extent not then exercised. All options have a term of 10 years. All options vest in five equal annual installments beginning on the date of grant.

(2) Based on the Black-Scholes pricing model. The estimated values under that model are based on standard assumptions as to variables in the model such as stock price volatility, projected future dividend yield and interest rates. In addition, estimated value is discounted for potential forfeiture due to vesting schedules. The discount rate is consistent with PageNet's employment turnover experience over time. The estimated

    Black-Scholes values above are based on a range of values for the key variable. The range reflects different values in effect on the grant date of the option: volatility -- ranged from .559 to .583; dividend yield -- 0%; turnover -- 8% per year; risk-free interest rate -- yield to maturity of 10-year treasury note at grant date (rates ranged from 5.41% to 5.56%). The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated using a Black-Scholes model.

AGGREGATE OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     The following table sets forth information with respect to the unexercised options to purchase the Company's Common Stock granted during the year ended December 31, 1998, and prior years under the 1991 Stock Option Plan to the Named Officers and held by them at December 31, 1998.

                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                                                                DECEMBER 31, 1998          AT DECEMBER 31, 1998(1)
                              SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
NAME                            ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          ---------------   --------   -----------   -------------   -----------   -------------
John P. Frazee, Jr..........         0             0         476,000        269,000           0              0
Mark A. Knickrehm...........         0             0         120,000        180,000           0              0
Edward W. Mullinix, Jr......         0             0         120,000        180,000           0              0
William G. Scott............         0             0          71,642         61,822           0              0
Ruth Williams...............         0             0          58,000         87,000           0              0
Lynn A. Bace................         0             0          50,000        200,000           0              0

---------------

(1) Based on the difference between the exercise price of each option and $4.68 the last reported sales price of the Company's Common Stock on the Nasdaq Stock Market on December 31, 1998, the last trading date in 1998.

CONTRACTS RELATING TO EMPLOYMENT

     In connection with the hiring of John P. Frazee, Jr. as Chairman, President and Chief Executive Officer of the Company, the Company and Mr. Frazee entered into an Employment Agreement, dated as of August 4, 1997 (the "Employment Agreement"), which provides for Mr. Frazee to be employed for an initial term expiring on July 31, 1998, with automatic one-year extensions thereafter unless the Company or Mr. Frazee elects to give notice to terminate not less than 90 days prior to the commencement of any such one-year renewal period. Mr. Frazee is paid a base salary of $675,000 per year, with a target bonus of $350,000 in the event the Company achieves certain corporate objectives specified by the Board of Directors of the Company. The Employment Agreement provides for a minimum of 40% of the bonus amounts paid to Mr. Frazee be paid in shares of PageNet Common Stock. The Board of Directors permitted Mr. Frazee to receive the bonus amounts paid for 1997 and 1998 in cash, with the understanding that Mr. Frazee would in turn use 40% or more of the bonus amounts to purchase PageNet Common Stock in the public market. In 1997, Mr. Frazee purchased shares in excess of this requirement. Upon execution of his Employment Agreement, Mr. Frazee was granted options to purchase 600,000 shares of Common Stock, of which options to acquire 500,000 shares of Common Stock were granted under the Company's 1991 Stock Option Plan and options to acquire 100,000 shares of Common Stock were granted under a Nonstatutory Stock Option Agreement. One-third of these options vested on each of the effective date of the Employment Agreement and the first anniversary of the effective date of the Employment Agreement. The remaining one-third of these options will vest on the second anniversary of the effective date of the Employment Agreement. Mr. Frazee was also granted a stock award of 11,510 shares of Common Stock under the Company's 1997 Restricted Stock Plan. In addition, the Company provides Mr. Frazee with transportation to and from his primary residence in Florida. For additional information regarding Mr. Frazee's compensation, see "EXECUTIVE COMPENSATION" on pages 6 through 11.

CHANGE OF CONTROL SEVERANCE PLAN

     On January 20, 1999, the Board of Directors approved the creation of a severance plan (the "Severance Plan") which would provide certain benefits to substantially all PageNet employees in the event of a "change of control" of the Company. "Change of control" is defined in the Severance Plan as any merger, sale or other transaction which results in 35% or more of PageNet's Common Stock being held by an outsider, or any change in the composition of a majority of the Board of Directors. This definition is consistent with the change of control provisions that trigger accelerated vesting under the Company's 1991 Employee Stock Option Plan. The Severance Plan provides for severance amounts ranging from 50% to 200% of an employee's annual salary and bonus compensation, depending upon such employee's position in the Company, to be paid in a lump sum if the employee suffers an involuntary or deemed termination within the 12 month period following a change of control.

CORPORATE PERFORMANCE GRAPH

     Set forth below is a line graph comparing (i) the yearly percentage change in the cumulative total shareowner return on the Company's Common Stock, with
(ii) the cumulative total return of the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Telecommunications Stock Index for the period beginning December 31, 1993 and ended December 31, 1998. The comparison assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.

                          [CORPORATE PERFORMANCE GRAPH]

                                  12/31/93        12/31/94        12/31/95       12/31/96       12/31/97        12/31/98
                                  --------        --------        --------       ---------      --------        --------
Company Index                      $ 100.0         $ 111.4         $ 159.8       $ 100.0        $  70.4         $  30.7
Market Index (Nasdaq)              $ 100.0         $  96.8         $ 135.4       $ 166.1        $ 202.1         $ 282.2
Peer Index (Nasdaq Telecom)        $ 100.0         $  83.9         $ 112.6       $ 116.7        $ 165.7         $ 270.7

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, certain of its officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by such dates during 1998. During 1998, to the knowledge of the Company, all of these filing requirements were satisfied, with the exception of late filings of Form 3 Initial Statements of Beneficial Ownership of Securities for the following officers: Mark A. Knickrehm, Timothy Paine and Douglas A. Ritter. Subsequent Form 4 filings for these individuals have been timely. In making these statements, the Company has relied upon written representations of its directors, officers, and its ten percent holders as well as copies of those reports filed with the Commission that have been furnished to the Company.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP has been the independent auditors for the Company and will serve in that capacity for 1999. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from shareowners.

                      SHAREOWNER PROPOSALS AND NOMINATIONS

     All shareowner proposals that are intended to be presented at the 2000 Annual Meeting of Shareowners of the Company must be received by the Company not later than December 8, 1999, for inclusion in the Board of Directors' proxy statement and form of proxy relating to the meeting.

     Shareowners of the Company may nominate one or more persons for election as a director at a meeting only if written notice of such shareowner's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Senior Vice President, General Counsel and Assistant Secretary of the Company not later than 80 days prior to the date of any annual or special meeting. In the event that the date of such annual or special meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the meeting, notice by the shareowner to be timely must be delivered to the Senior Vice President, General Counsel and Assistant Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the shareowners.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors
                                          RUTH WILLIAMS, Senior Vice President,
                                          General Counsel and Assistant
                                          Secretary

                                          Dated: April 12, 1999

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES) WILL BE SENT WITHOUT CHARGE TO ANY SHAREOWNER REQUESTING IT IN WRITING FROM: PAGING NETWORK, INC., ATTN: INVESTOR RELATIONS, 14911 QUORUM DRIVE, DALLAS, TEXAS 75240.

     The Company's annual report may also be viewed on the Internet by accessing the Company's home page at http://www.pagenet.com.

                                                                        1076PS99

                                  DETACH HERE

-------------------------------------------------------------------------------


                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

                              PAGING NETWORK, INC.

                   FOR THE 1999 ANNUAL MEETING OF SHAREOWNERS



     The undersigned hereby appoints John P. Frazee, Jr. and Ruth Williams, and each of them, proxies with several powers of substitution, to vote for the undersigned at the 1999 Annual Meeting of Shareowners of PAGING NETWORK, INC. (the "Company"), to be held at Bank of America - Illinois, 231 South La Salle Street, 21st Floor, Chicago, Illinois 60601 at 11:00 A.M., Central Daylight Time, on Wednesday, May 19, 1999, notice of which meeting and the Proxy Statement accompanying the same have been received by the undersigned or at any adjournment or postponement thereof upon the following matters set forth on the reverse side as described in the Notice of Meeting and accompanying Proxy Statement.


SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE

                                  DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------
    PLEASE MARK
    VOTES AS
[X] IN THIS EXAMPLE.

    SAID PROXIES WILL VOTE THIS PROXY AS DIRECTED, OR IF NO DIRECTION IS INDICATED, FOR THE NAMED NOMINEES
    UNLESS AUTHORITY TO DO SO IS SPECIFICALLY WITHHELD IN THE MANNER PROVIDED, AND WILL USE THEIR DISCRETION
    WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 2.

    1. Election of three Class II Directors.                                    2. In their discretion to transact such other
                                                                                   business as may properly come before the
       NOMINEES: Jeffrey M. Cunningham, Robert J. Miller                           meeting.
                 and Carl D. Thoma

                        FOR      WITHHELD
                        [ ]        [ ]

    [ ]
        ------------------------------------------
          For all nominees except as noted above
                                                                                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                                                                                PLEASE BE SURE YOUR SHARES ARE REPRESENTED AT THE
                                                                                MEETING BY PROMPTLY RETURNING YOUR PROXY IN THE
                                                                                ENCLOSED ENVELOPE.

                                                                                PLEASE, MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                                                                PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                                Please sign exactly as your name or names appear at
                                                                                left. Corporate proxies should be signed by an
                                                                                authorized officer.

Signature:                                 Date:                  Signature:                                 Date:
          --------------------------------       ---------------            --------------------------------      -------------